UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 24, 2012

NEWELL RUBBERMAID INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-9608	36-3514169
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

3 Glenlake Parkway
Atlanta, Georgia		30328
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (770) 418-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated With Exit or Disposal Activities
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers
Item 9.01 Financial Statements and Exhibits
SIGNATURES

Item 2.05.	Costs Associated With Exit or Disposal Activities.

On October 24, 2012, the Company committed to an expansion of Project Renewal, a program originally announced in October 2011 designed to reduce the complexity of the organization and increase investment in the most significant growth platforms within the business, funded by a reduction in structural SG&A costs. Under the expansion of Project Renewal, the Company will simplify and align around two key activity systems – Brand & Category Development and Market Execution & Delivery. As part of the expanded program, the Company’s Consumer and Professional groups will be eliminated and the Company’s nine global business units will be streamlined into six reporting business segments. The Company will begin reporting under the new structure in the fourth quarter of 2012.

The expansion of Project Renewal is expected to generate annualized incremental cost savings of approximately $180 million to $225 million when fully implemented by the end of the second quarter of 2015. The majority of these savings will be re-invested in the business to strengthen brand building and selling capabilities in priority markets around the world. In connection with the expansion, the Company expects to incur incremental cash costs of $225 million to $250 million, approximately 80% of which are employee-related cash costs, including severance, retirement, and other termination benefits and costs. The Company also expects to record pretax restructuring charges in the range of $250 million to $275 million over the same period. The Company estimates that the expansion of Project Renewal will result in slightly over a 10% reduction in the global workforce over the next two and a half years.

Cumulative costs of the expanded Project Renewal are now expected to be $340 million to $375 million pretax, with cash costs of $300 million to $340 million. Project Renewal in total is expected to generate annualized costs savings of approximately $270 million to $325 million by the end of the second quarter of 2015, with savings of $90 million to $100 million expected by the first half of 2013.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (c) On October 26, 2012, the Company announced that G. Penny McIntyre would no longer serve as the Company’s President – Newell Consumer effective as of November 1, 2012. The Company also announced that William A. Burke III would be changing roles and would no longer serve as the Company’s President – Newell Professional, but would serve as the Company’s Chief Operating Officer beginning October 26, 2012.

Mr. Burke, 52, has been President, Newell Professional since January 2012, having previously served as President, Tools, Hardware & Commercial Products from January 2009 through 2011, and President, Tools and Hardware from December 2007 to January 2009. Prior thereto, he was President, North American Tools from 2004 through 2006. He served as President of the Company’s Lenox division from 2003 through 2004. From 1992 through 2002, he served in a variety of positions with The Black & Decker Corporation (a manufacturer and marketer of power tools and accessories), culminating as Vice President and General Manager of Product Service.

Mr. Burke was not selected pursuant to any arrangement or understanding between him and any other person. Other than his employment relationship, Mr. Burke does not have a direct or indirect material interest in any transaction to which the Company is a party. There are no family relationships between Mr. Burke and any of the Company’s other directors, executive officers or persons nominated or chosen by the Company to become directors or executive officers. Compensation information related to Mr. Burke’s new position is subject to the approval of the Organizational Development & Compensation Committee and is not yet available.

(e) On October 24, 2012, the Company entered into a Separation Agreement and General Release (the “Separation Agreement”) with Ms. McIntyre, President – Newell Consumer. Pursuant to the Separation Agreement, Ms. McIntyre’s employment with the Company will be considered terminated effective November 1, 2012. A copy of the Separation Agreement is attached to this

Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

The material terms of the Separation Agreement are as follows:

(i) base salary continuation for seventy-three (73) weeks or until Ms. McIntyre finds alternative employment, whichever comes first; (ii) in the event Ms. McIntyre finds alternative employment prior to February 28, 2014, a lump sum payment equal to 50% of the value remaining with respect to the seventy-three (73) week salary continuation period; (iii) continued coverage under the Company’s health and dental programs during the salary continuation period, at active employee rates; (iv) continued use of a Company leased vehicle for up to seventy-three (73) weeks; and (v) a stipend of $30,000 for outplacement services.

Ms. McIntyre’s outstanding stock option and restricted stock unit (“RSU”) awards will be treated as follows: (i) her June 15, 2009 stock option award, which vested on June 15, 2012, will be exercisable through January 31, 2013; (ii) her February 10, 2010 stock option award will vest on February 10, 2013, and be exercisable through June 30, 2013; (iii) her February 9, 2011 stock option award will vest on February 9, 2014, and be exercisable through June 30, 2014; and (iv) her February 9, 2010, February 10, 2010 and February 9, 2011 RSU awards, will vest pursuant to their original terms, subject to any applicable performance conditions. The RSU awards made to her on February 8, 2012 will be forfeited.

Until October 15, 2014, Ms. McIntyre is prohibited from (i) competing with the Company’s writing instrument, internet postage or labeling technology businesses; and (ii) from soliciting certain Company employees. In the event Ms. McIntyre breaches her obligations under the Separation Agreement, the Company is entitled to stop her salary continuation payments and recover salary continuation already paid to her and to obtain all other relief provided by law or equity.

The Separation Agreement also contains a release of claims provision. Ms. McIntyre has seven days in which to revoke her acceptance of the Separation Agreement. If she does not revoke her acceptance, the Separation Agreement shall become effective the day after the seven day revocation period.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit Number	Description

10.1	Separation Agreement and General Release dated October 24, 2012 between Newell Rubbermaid Inc. and G. Penny McIntyre

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWELL RUBBERMAID INC.

Date: October 26, 2012	By:	/s/ John K. Stipancich

John K. Stipancich
Executive Vice President, General Counsel and Corporate Secretary and Executive Leader EMEA